Exhibit (e)(18)

DISTRIBUTION AGREEMENT SUPPLEMENT

The RBB Fund, Inc.

Altair Smaller Companies Fund

This supplemental agreement is entered into this 20th day of October, 2014 by and between THE RBB FUND, INC. (the “Company”) and FORESIDE FUNDS DISTRIBUTORS LLC (the “Distributor”).

The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Company and the Distributor have entered into a Distribution Agreement, dated as of July 1, 2010 (as from time to time amended and supplemented, the “Distribution Agreement”), pursuant to which the Distributor has undertaken to act as distributor for the Company, as more fully set forth therein. Certain capitalized terms used without definition in this supplemental agreement have the meaning specified in the Distribution Agreement.

The Company agrees with the Distributor as follows:

1.                                      Adoption of Distribution Agreement. The Distribution Agreement is hereby adopted for Altair Smaller Companies Fund Shares of Common Stock of the Company (the “Class”).

2.                                      Payment of Fees.  For all services to be rendered, facilities furnished and expenses paid or assumed by the Distributor on behalf of the Fund as provided in the Distribution Agreement and herein, the Company shall pay the Distributor no compensation.

3.                                      Counterparts. This supplemental agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have entered into this supplemental agreement with an effective date as of the date and year first above written.

THE RBB FUND, INC.		FORESIDE FUNDS DISTRIBUTORS LLC
By:	/s/ Salvatore Faia	By:	/s/ Mark Fairbanks
Name:	Salvatore Faia, JD, CPA, CFE	Name:	Mark Fairbanks
Title:	President, The RBB Fund, Inc.	Title:	President
Date:	10/6/2014	Date:	October 3, 2014